Exhibit 10.e
OTHER COMPENSATORY ARRANGEMENTS FOR EXECUTIVE OFFICERS
     In order to assure that the Company’s senior executives are fully aware of the tax, legal and financial implications of the Company’s benefit programs, the Company has established a program to provide senior executives with assistance in their estate, financial and tax planning matters. Under this program, the Company will pay up to $10,000 for such professional services each year, with a special “carry-forward” of the second year’s $10,000 allowance during the first year to cover additional costs associated with development of an initial estate and financial plan. The Company will inform each participant during the course of this process as to the amount of professional fees allocated to services performed on such participant’s behalf under the program. The value of any such services received will be taxable as ordinary income to the participant.
     The Company does not provide automobiles for its executive officers but they are permitted to have a personal vehicle insured, without charge, under the Company’s automobile insurance program.
     The Company’s executive officers are permitted to utilize certain Company facilities and equipment for personal purposes, if available.